Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2015 Third Quarter and Nine Month Results
Third quarter net revenues of $57.1 million, within guidance. Adjusted diluted earnings per share is $0.18. Cash generated from operations for the third quarter was $5.4 million and free cash flow was $2.9 million.*

MALVERN, Pa. (November 3, 2015) -- Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its third quarter of fiscal 2015 and nine months ended September 26, 2015.
Ziv Shoshani, VPG’s chief executive officer said, “I am pleased with our quarterly results today, considering challenging global economic conditions. Adjusted diluted earnings per share was $0.18 and cash generated from operations for the third quarter was $5.4 million, with free cash flow of $2.9 million. We recorded a $4.9 million pre-tax, non-cash impairment charge in the quarter, as a result of a current review of our goodwill and indefinite-lived intangible assets. For the full year, we have repurchased 618,000 VPG shares at a cost of $8.7 million.”
Net revenues for the third quarter of 2015 were $57.1 million, representing a $6.3 million, or 9.9%, decrease from $63.4 million of net revenues for the comparable prior year period. Of the $6.3 million decrease in revenues, $4.5 million was due to the negative impact of foreign currency exchange rates. Net revenues for the nine months ended September 26, 2015 were $173.3 million, representing a $16.5 million, or 8.7% decrease from the $189.8 million of net revenues for the comparable prior year period. Of the $16.5 million decrease in revenues, $14.0 million was due to the negative impact of foreign currency exchange rates. Comparing sequential results, net revenues for the third quarter of 2015 decreased by $2.4 million, or 4.0%, from $59.5 million in the second quarter of 2015.
Net loss attributable to VPG stockholders for the third quarter of 2015 were $(1.9) million, or $(0.15) per diluted share, compared to net earnings attributable to VPG stockholders for the third quarter of 2014 of $3.2 million, or $0.23 per diluted share. Foreign currency exchange rates for the third quarter of 2015 as compared to the prior year period had a negative impact on net income of $0.7 million, or $0.05 per diluted share. Net earnings attributable to VPG stockholders for the nine months ended September 26, 2015 were $0.4 million, or $0.03 per diluted share, compared to net earnings attributable to VPG stockholders of $8.0 million, or $0.57 per diluted share for the comparable prior year period. Foreign currency exchange rates for the nine months of 2015 as compared to the prior year period had a negative impact on net income of $1.2 million, or $0.08 per diluted share.
Adjusted net earnings attributable to VPG stockholders for the third quarter of 2015 were $2.4 million, or $0.18 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $3.3 million, or $0.24 per diluted share for the comparable prior year period. Net loss attributable to VPG stockholders for the third quarter of 2015 include $0.5 million of restructuring costs and $4.9 million of impairment of goodwill and indefinite-lived intangible assets, and related tax effects and discrete tax items, versus, $0.1 million of restructuring costs and related tax effects in the third quarter of 2014.
Adjusted net earnings attributable to VPG stockholders for the nine months ended September 26, 2015 were $5.1 million, or $0.37 per diluted share, versus adjusted net earnings attributable to VPG stockholders of $8.4 million, or $0.60 per diluted share for the comparable prior year period. Net earnings attributable to VPG stockholders for the nine months ended September 26,

2015 include $0.8 million of restructuring costs and $4.9 million of impairment of goodwill and indefinite-lived intangible assets, and related tax effects and discrete tax items, versus $0.5 million of restructuring costs and related tax effects and discrete tax items in the nine months of 2014.
Non-cash Impairment Charge
As a result of our regular review of goodwill and indefinite-lived intangible assets during the quarter, we recorded a $4.9 million pre-tax, non-cash impairment charge to reduce the carrying value of the goodwill and indefinite -lived intangible assets related to our steel business. This charge is preliminary and could change in connection with our annual review.
Segments
The Foil Technology Products segment revenues were $27.0 million in the third quarter of 2015, down 1.2% from $27.3 million in the third quarter last year, and up 3.2% from $26.2 million in the second quarter of 2015. Net revenues were negatively impacted by the effects of foreign currency exchange rates by $1.8 million in the third quarter of 2015 as compared to the third quarter of 2014, and were flat as compared to the second quarter of 2015. The gross profit margin for the segment increased to 42.0% for the third quarter of 2015 compared to 40.8% in the third quarter last year, and up from 39.6% in the second quarter of 2015. The gross profit margin increased from the comparable prior year period primarily due to manufacturing efficiencies. The sequential gross profit margin increase was due primarily to volume and manufacturing efficiencies.
The Force Sensors segment revenues of $14.6 million in the third quarter of 2015 were down 16.6% compared to $17.5 million in the third quarter last year, and were down 6.8% from $15.6 million in the second quarter of 2015. Decreased year-over-year revenues are attributable primarily to lower volume of $2.2 million and $0.7 million of exchange rate effects. The decrease in sequential revenues is attributable to lower volume of $1.1 million. The gross profit margin for the segment was 21.0% in the third quarter of 2015 versus 22.8% in the third quarter of 2014 and 19.0% in the second quarter of 2015. The gross profit margin for the quarter decreased from the comparable prior year period primarily due to the effects of lower volume and the effects of foreign currency exchange rates, partially offset by cost reduction. Despite lower revenues, the sequential gross profit margin increased due to production move savings and lower fixed costs.
The Weighing and Control Systems segment revenues were $15.6 million in the third quarter of 2015, down 16.3% from $18.6 million in the third quarter last year, and down 12.1% from $17.7 million in the second quarter of 2015. Net revenues were negatively impacted by the effects of foreign currency exchange rates of $2.0 million and volume of $0.9 million in the third quarter of 2015, as compared to the third quarter of 2014. The sequential decrease is primarily attributable to $1.8 million of lower volume, mainly from our steel products. The gross profit margin for the segment was 45.4% in the third quarter of 2015 versus 45.9% in the third quarter of 2014 and 43.6% in the second quarter of 2015. The year-over-year decrease in gross profit margin is primarily due to the effects of volume and foreign currency exchange rates. Despite lower revenues, the sequential increase in gross profit margin is primarily due to favorable product mix in our process weighing business.

Outlook
Mr. Shoshani concluded, “Assuming a similar exchange rate impact to our revenues, we expect net revenues in the range of $56 million to $61 million for the fourth quarter of 2015.”
*Editor’s Note: We define adjusted net earnings as net earnings attributable to VPG stockholders before acquisition purchase accounting adjustments, restructuring costs, impairment of goodwill and indefinite-lived intangibles and associated tax effects. Free cash flow is defined as the amount of cash generated from operations ($5.4 million for the third quarter of 2015), in excess of our capital expenditures ($2.5 million for the third quarter of 2015) and net of proceeds, if any, for the sale of assets (none in the third quarter of 2015). ** For a reconciliation of GAAP to non-GAAP financial information, refer to the quarterly financial tables.
Conference Call and Webcast
A conference call will be held today (November 3, 2015) 10:00 a.m. EST (9:00 a.m. CST). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 1369827, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317- 0088 and by using the passcode: 10068983. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, changes in the current pace of economic recovery, including if such recovery stalls or does not continue as expected; difficulties or delays in completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates;

difficulties in implementing our ERP system and the associated impact on manufacturing efficiencies and customer satisfaction; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to lower-labor-cost countries; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
VPG
Wendy Wilson
Senior Director Investor Relations and Corporate Communications
919-374-5501
wendy.wilson@vpgsensors.com
###

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 26, 2015	September 27, 2014
Net revenues	$57,149	$63,402
Costs of products sold	35,699	39,732
Gross profit	21,450	23,670
Gross profit margin	37.5%	37.3%

Selling, general, and administrative expenses	17,760	19,647
Impairment of goodwill and indefinite-lived intangibles	4,942	—
Restructuring costs	459	144
Operating (loss) income	(1,711)	3,879
Operating margin	(3.0)%	6.1%

Other income (expense):
Interest expense	(158)	(215)
Other	(387)	123
Other income (expense) - net	(545)	(92)

(Loss) income before taxes	(2,256)	3,787

Income tax (benefit) expense	(304)	523

Net (loss) earnings	(1,952)	3,264
Less: net (loss) earnings attributable to noncontrolling interests	(9)	30
Net (loss) earnings attributable to VPG stockholders	$(1,943)	$3,234

Basic (loss) earnings per share attributable to VPG stockholders	$(0.15)	$0.24
Diluted (loss) earnings per share attributable to VPG stockholders	$(0.15)	$0.23

Weighted average shares outstanding - basic	13,347	13,757
Weighted average shares outstanding - diluted	13,347	13,977

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 26, 2015	September 27, 2014
Net revenues	$173,265	$189,804
Costs of products sold	109,801	119,515
Gross profit	63,464	70,289
Gross profit margin	36.6%	37.0%

Selling, general, and administrative expenses	54,904	58,707
Impairment of goodwill and indefinite-lived intangibles	4,942	—
Restructuring costs	841	475
Operating income	2,777	11,107
Operating margin	1.6%	5.9%

Other income (expense):
Interest expense	(518)	(671)
Other	(1,730)	(560)
Other income (expense) - net	(2,248)	(1,231)

Income before taxes	529	9,876

Income tax expense	174	1,800

Net earnings	355	8,076
Less: net (loss) earnings attributable to noncontrolling interests	(38)	89
Net earnings attributable to VPG stockholders	$393	$7,987

Basic earnings per share attributable to VPG stockholders	$0.03	$0.58
Diluted earnings per share attributable to VPG stockholders	$0.03	$0.57

Weighted average shares outstanding - basic	13,558	13,755
Weighted average shares outstanding - diluted	13,772	13,968

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 26, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$63,174	$79,642
Accounts receivable, net	37,230	37,427
Inventories:
Raw materials	13,435	14,223
Work in process	20,774	19,813
Finished goods	21,689	18,806
Inventories, net	55,898	52,842

Deferred income taxes	5,512	5,636
Prepaid expenses and other current assets	10,032	10,361
Total current assets	171,846	185,908

Property and equipment, at cost:
Land	1,871	1,893
Buildings and improvements	50,895	49,909
Machinery and equipment	81,519	78,500
Software	7,086	6,837
Construction in progress	2,605	2,928
Accumulated depreciation	(93,983)	(89,374)
Property and equipment, net	49,993	50,693

Goodwill	6,450	12,788

Intangible assets, net	13,800	17,381

Other assets	20,931	20,393
Total assets	$263,020	$287,163

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 26, 2015	December 31, 2014
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$8,140	$10,559
Payroll and related expenses	13,248	14,216
Other accrued expenses	15,665	16,902
Income taxes	47	2,133
Current portion of long-term debt	5,870	5,120
Total current liabilities	42,970	48,930

Long-term debt, less current portion	13,122	17,713
Deferred income taxes	469	638
Other liabilities	7,230	7,644
Accrued pension and other postretirement costs	11,899	12,353
Total liabilities	75,690	87,278

Commitments and contingencies

Equity:
Common stock	1,276	1,273
Class B convertible common stock	103	103
Treasury stock	(8,765)	(32)
Capital in excess of par value	190,149	189,532
Retained earnings	35,728	35,335
Accumulated other comprehensive loss	(31,299)	(26,560)
Total Vishay Precision Group, Inc. stockholders' equity	187,192	199,651
Noncontrolling interests	138	234
Total equity	187,330	199,885
Total liabilities and equity	$263,020	$287,163

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine fiscal months ended
	September 26, 2015	September 27, 2014
Operating activities
Net earnings	$355	$8,076
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Impairment of goodwill and indefinite-lived intangibles	4,942	—
Depreciation and amortization	8,142	8,726
Loss on disposal of property and equipment	14	61
Share-based compensation expense	796	780
Inventory write-offs for obsolescence	1,190	972
Other	1,276	(836)
Net changes in operating assets and liabilities:
Accounts receivable, net	(1,182)	(3,876)
Inventories, net	(5,159)	(78)
Prepaid expenses and other current assets	290	(848)
Trade accounts payable	(2,256)	181
Other current liabilities	(3,104)	(686)
Net cash provided by operating activities	5,304	12,472

Investing activities
Capital expenditures	(7,508)	(5,575)
Proceeds from sale of property and equipment	117	74
Net cash used in investing activities	(7,391)	(5,501)

Financing activities
Principal payments on long-term debt and capital leases	(3,839)	(3,105)
Purchase of treasury stock	(8,733)	—
Distributions to noncontrolling interests	(58)	(58)
Net cash used in financing activities	(12,630)	(3,163)
Effect of exchange rate changes on cash and cash equivalents	(1,751)	(1,193)
(Decrease) increase in cash and cash equivalents	(16,468)	2,615

Cash and cash equivalents at beginning of period	79,642	72,809
Cash and cash equivalents at end of period	$63,174	$75,424

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Nine fiscal months ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Gross profit	$21,450	$23,670	$63,464	$70,289
Gross profit margin	37.5%	37.3%	36.6%	37.0%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	—	15	26	56

Adjusted gross profit	$21,450	$23,685	$63,490	$70,345
Adjusted gross profit margin	37.5%	37.4%	36.6%	37.1%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Nine fiscal months ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net (loss) earnings attributable to VPG stockholders	$(1,943)	$3,234	$393	$7,987

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	—	15	26	56
Impairment of goodwill and indefinite-lived intangibles	4,942	—	4,942	—
Restructuring costs	459	144	841	475

Reconciling items affecting income tax expense
Tax effect of adjustments for purchase accounting, restructuring costs, impairment charges and discrete tax items	1,081	54	1,137	149
Adjusted net earnings attributable to VPG stockholders	$2,377	$3,339	$5,065	$8,369

Weighted average shares outstanding - diluted	13,347	13,977	13,772	13,968

Adjusted net earnings per diluted share	$0.18	$0.24	$0.37	$0.60